UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   October 20, 2015

YULONG ECO-MATERIALS LIMITED
(Exact name of registrant as specified in its charter)

Cayman Islands	001-37459	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eastern End of Xiwuzhuang Village Jiaodian Town, Xinhua Area Pingdingshan, Henan Province People’s Republic of China	467091
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  +86-375-8888988

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Director

Effective October 20, 2015, Mr. Guoping Li (“Mr. Li”) resigned as a director of the registrant.  The decision by Mr. Li to resign was not the result of any material disagreement with the registrant on any matter relating to the registrant’s operations, policies or practices.

Appointment of New Director

Effective October 20, 2015, the registrant’s board of directors appointed Ms. Wenge Du (“Ms. Du”) as a new member of the registrant’s board of directors to replace Mr. Li.  There is no family relationship between Ms. Du and any of the registrant’s other directors or executive officers.

Ms. Du, 46, accepted her appointment as a director for the registrant effective on October 20, 2015.  Ms. Du is also currently the Administrative Manager for Singapore Liang & Dong Pte. Ltd., an import-export business, with whom she manages the company’s business communications and business relations with Chinese business partners. From October 2006 to October 2013, Ms. Du was a Project Manager for Henan Jiangshan Land Development Ltd., for which she managed and developed overseas hotel and farmland investment projects. From February 2003 to October 2006, Ms. Du was a Marketing Manager for Rich Mark Development (Group) Pty Ltd., an Australian company engaged mainly in the mineral ores business, including exports of iron ores to businesses in Henan Province. Ms. Du graduated in 1991 with Bachelor’s Degree in Engineering from the Zhengzhou Institute of Light Industry and completed a training course in international economics and trade at the Henan Institute of Finance and Economics in January 2000. We believe that Ms. Du’s project development, business communications and business marketing experience as well as her engineering background qualifies her to be a member of our board of directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YULONG ECO-MATERIALS LIMITED
Date: October 20, 2015	(Registrant)

	By:	/s/ Zan Wu
Zan Wu
Chief Financial Officer

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